Exhibit 23.2
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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
XM Satellite Radio Holdings Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-72852 , 33-34250 , 33-91714, 333-30099 and 333-53253) on Forms S-8 of
American Mobile Satellite Corporation of our report dated February 12, 1999, with respect to the consolidated balance sheets of XM Satellite Holdings Inc. and Subsidiary (a development stage company) as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from December 15, 1992 (date of inception) to December 31, 1998 which report appears in the December 31, 1998 annual report on Form 10-K of American Mobile Satellite Corporation.

Our report, dated February 12, 1999, contains an explanatory paragraph that states that the Company has not commenced operations, has negative working capital of $130,341,000 and is dependent upon debt and equity financings which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                                    /s/ KPMG LLP

McLean, Virginia
March 30, 1999